Exhibit 2.5
IN ACCORDANCE WITH THE SECURITIES AND EXCHANGE COMMISSION RULES, CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. BRACKETS WITH ASTERISKS DENOTE OMISSIONS (i.e., [***]).

SHARE PURCHASE AGREEMENT

AMONGST

AMNEAL PHARMACEUTICALS PRIVATE LIMITED

AND

THE PERSONS LISTED IN SCHEDULE I

AND

PUNISKA HEALTHCARE PRIVATE LIMITED

November 2, 2021

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is executed on this 2 day of November, 2021 (“Execution Date”), by and amongst:

1.Amneal Pharmaceuticals Private Limited, a Private limited company incorporated under the (Indian) Companies Act, 1956 and having its registered office at 9th Floor,Iscon Elegance Near Shapath,V,Opp.Karnavati Club,Phaladnagar Cross Road,S G Road,Ahmedabad-3800015 (hereinafter referred to as the “Purchaser” which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

2.THE PERSONS LISTED IN PART A OF SCHEDULE I, (hereinafter collectively referred to as the “Selling Shareholders” and individually as a “Selling Shareholder”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include their respective successors, legal heirs, executors, administrators and permitted assigns), of the SECOND PART; AND

3.Puniska Healthcare Private Limited, a Private limited company incorporated under the (Indian) Companies Act, 2013 and having its registered office at 3rd Floor,W-1,Behind Old Big Bazzar,Ambali Bopal road,Ahmedabad-380052,Gujarat , India (hereinafter referred to as “Company” which expression shall, unless repugnant to or inconsistent with the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART.

WHEREAS:

(A)    The Company is engaged in the business of research and development, manufacturing and marketing of pharmaceutical products, more particularly injectables.

(B)    Immediately prior to the First Closing, the authorized Share Capital of the Company is INR 50,00,00,000 (Indian Rupees Fifty Crores) divided into 1,10,00,000 (One Crore Ten Lacs) Equity Shares of INR 10 (Indian Rupees Ten) and 3,90,00,000 (Three Crore Ninety Lacs)Preference Shares of INR 10 (Indian Rupees Ten). The issued and paid up Equity Share Capital of the Company is INR 10,01,00,000 (Indian Rupees Ten crores One Lac Only) consisting of 1,00,10,000(INR One crore Ten Thousand) Shares of INR 10 (Indian Rupees Ten) each fully paid up.

(C)    Immediately prior to the First Closing, the Selling Shareholders hold 1,00,10,000 Shares in the Company, together constituting 100% (One Hundred percent) of the Equity Share Capital of the Company. The shareholding pattern of the Group, immediately prior to the Execution Date, is annexed hereto as Part B of Schedule I (Shareholding Pattern of the Group).
(D)    Subject to the Government Approval referred to in Clause 2.2, the Purchaser proposes to purchase from the Selling Shareholders and the Selling Shareholders have agreed to sell to the Purchaser the Sale Shares (as defined hereinbelow), representing 74% (Seventy Four percent) on the First Closing Date and remaining 26% (Twenty Six percent) on the Second Closing Date after receipt of Government Approval of the issued and outstanding Share Capital of the Company for the Sale Consideration (as defined hereinbelow) in accordance with the terms of this Agreement (“Transaction”).

(E)    The Parties hereby seek to record the terms and conditions and their respective rights and obligations in relation to the Transaction.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS AND INTERPRETATION

1.1Definitions

In this Agreement the following capitalized words and expressions shall have the following meanings:
“Accounting Principles” shall mean the accounting principles, methodologies, practices, estimation techniques, classifications and categorizations and assumptions in accordance with Indian GAPP as applied by the Company in the preparation of the Accounts;

“Accounts” shall mean (i) the Audited Financial Statements of the Company as of and for the Financial Year ended March 31, 2018, March 31, 2019, March 31, 2020 and March 31, 2021 prepared in accordance with the Accounting Principles and Applicable Law, comprising the balance sheet, the profit and loss account and the cash flow statement for the relevant period, together with all notes, reports, statements, schedules or documents included in or annexed to them, and the audit opinion thereon; and (ii) the management accounts of the Company as of and for the 6 (Six)-month period ended September 30, 2021 provided to the Purchaser by the Company prepared on the principles and practices consistent with those employed in preparing the Accounts, and fairly presenting the income and expenditure, and the assets and liabilities of the Company as of the respective dates;

“Accounts Date” shall mean March 31, 2021;
“Action” shall mean any governmental or official investigation, inspection or enquiry by or before any Governmental Authority, and shall include Proceedings;

“Affiliate(s)” shall mean with respect to any Party, any Person that, alone or together with any other Person, directly or indirectly Controls, is Controlled by, or is under common Control with, such Party and in case of a Party being a natural person, shall, in addition, also include a “relative” (as such term is defined in the Companies Act) of such Person and any Person Controlled by such “relative”;

“Anti-Corruption Laws” shall mean any anti-bribery and anti-corruption Laws (including Laws that prohibit the corrupt payment, giving, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain a business advantage) as applicable to the Selling Shareholders and the Group Companies in their countries of incorporation and physical presence, including, as applicable, the Indian Prevention of Corruption Act, and the U.S. Foreign Corrupt Practices Act of 1977each as amended from time to time;
“Anti-Money Laundering Laws” shall mean any anti-money laundering-related Laws, regulations and codes of practice applicable to the Group Companies in their countries of incorporation and physical presence, including, as applicable, the Indian Prevention of Money Laundering Act, 2002, the USA PATRIOT Act, the financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act of 1970, and the U.S. Money Laundering Control Act of 1986, each as amended from time to time;
“Applicable Law” or “Law” shall mean and include statutes, enactments, acts of legislature or the parliament, laws, regulations, ordinances, notifications, rules, judgments, orders, decrees, by-laws, approvals, government resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by any Governmental Authority, or any interpretation or adjudication having the force of law of any of the foregoing, by any Governmental Authority having jurisdiction over the matter in question;
“Approvals” shall mean all allocations, awards, approvals, clearances, licenses, permits, consents, permissions, orders, warrants, decrees, certificates, authorizations, registrations, exemptions or any ruling to or from any Governmental Authority or any Person, required under Applicable Laws or contract;

“Arm’s Length Basis” shall mean that the terms are such, as would have been made in comparable transactions between independent enterprises and/or third parties under comparable circumstances;

“Assets” shall mean any assets or properties of every kind, nature, character, and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) as now operated, hired, rented, owned or leased by a Person, including cash, cash equivalents, receivables, securities, accounts and notes receivable, real estate, plant and machinery, equipment, trademarks, brands, other Intellectual Property, marketing authorizations, regulatory approvals, raw materials, inventory, finished goods, furniture, fixtures and insurance;
“Audited Financial Statements” shall mean the audited financial statements of the Company on stand alone and on consolidated basis for a given period, comprising the balance sheet, the profit and loss account and the cash flow statement for the relevant period, together with all notes, reports, statements, schedules or documents included in or annexed to them, and the audit opinion thereon, and prepared in accordance with Indian GAPP;

“Authority Warranties” shall have the meaning ascribed to it under Clause 5.1;

“Basket Amount” shall have the meaning ascribed to it under Section 1(ii) of Schedule III (Limitations of Liability);

“Board” shall mean the board of directors of a company;

“Business” shall mean the business carried out by the Company and its Subsidiaries as of the Execution Date;

“Business Approvals” shall have the meaning ascribed to it under Section 4.2.1 of Part B (Business Warranties) of Schedule II (Warranties);

“Business Days” shall mean a day (other than a Saturday or a Sunday or a public holiday) on which scheduled commercial banks are open for business in Ahmedabad, India;

“Business Warranties” shall mean the warranties set out in Part B (Business Warranties) of Schedule II (Warranties);
“Charter Documents” shall mean the memorandum of association, the articles of association or any other constitutional document of a company as amended from time to time;

“Claim Notice” shall have the meaning ascribed to it in Clause 6.6.1;

“Closing” shall mean (i) completion of the sale and purchase of the Sale Shares (referred to in Clause 2.1(i) and satisfaction or waiver of the last of the conditions set forth in Clause 3.1 (the “First Closing”) and (ii) completion of the sale and purchase of the Sale Shares referred to in Clause 2.2 (the “Second Closing”) in accordance with the provisions of this Agreement, including the collective consummation of all transactions set out in Clause 3.1 and 3.2 respectively;

“Closing Disclosure Letter” shall mean the letter, executed and delivered by the Selling Shareholders and Company (on behalf of all Selling Shareholders) to the Purchaser, in the form annexed in Schedule V (Form of Closing Disclosure Letter) ) and dated within 15 days from the First Closing Date, and accepted by the Purchaser, which sets out disclosures against Warranties provided by the Selling Shareholders and the Company under Clause 5.1 and Schedule II.

“Closing Resolutions” shall mean,

(a)the resolutions of the Board of the Company, for:

(i)approving the sale of the Sale Shares by the Selling Shareholders to the Purchaser in accordance with the terms of this Agreement and execution and performance of any other Transaction Documents;

(ii)approving necessary entries in the register of members/index of beneficial owners and register of share transfers to record the sale of the Sale Shares to the Purchaser;

(iii)taking on record the resignation of Mr. Kalpesh A Patel, Smt. Punita K Patel and Mr.Manojkumar J. Shah from the Board of the Company;

(iv)taking on record the resignation of Mr. Kalpesh A Patel from the Board of the Company’s Subsidiaries as Director from Puniska Healthcare Kenya Limited and as President from Puniska Healthcare Mexico SA De CV and taking on record the resignation of Ms. Neha Verma as Director from Puniska Healthcare Kenya Limited, as Secretary from Puniska Healthcare Mexico SA De CV and as Alternate General Manager from Puniska Healthcare Colombia S.A.S,Mr Kalpesh A Patel,President of Puniska Healthcare Inc,USA and Mr Shalin Patel,Secretary of Puniska Healthcare Inc,USA;

(v)revoking all the authorization(s), if any, of all Directors resigning from the Board of the Company and its Subsidiaries;

(vi)approving appointment of Mr Sanjaykumar Jain and Mr Rajeev Midha Directors of the Company as notified by the Purchaser to the Company with effect from the First Closing Date;

(vii)approving necessary entries in the register of Directors of the Company to reflect the resignation of the Directors appointed by Selling Shareholders (in accordance with sub-clause (iii) above) and appointment of the Directors nominated by the Purchaser (in accordance with sub-clause (v) above);

“Companies Act” shall mean the Companies Act, 2013, as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“Company IP” shall have the meaning ascribed to it under Section 17.1 of Part B (Business Warranties) of Schedule V (Warranties);
“Control” with respect to any Person, shall mean directly or indirectly, either acting individually or acting in concert with other Persons, whether by way of shareholding or management rights, contracts or otherwise: (a) owning or controlling more than 50% (fifty percent) of the share capital and/or voting rights of the controlled entity; or (b) controlling, or having the power to control, the composition of the Board of the controlled entity; or (c) having the right to appoint a majority of the Directors to the Board of the controlled entity; or (d) having the ability to control the management or policy decisions of the controlled entity, and the terms “Controlling” and “Controlled” shall be correspondingly construed;
“COVID-19” shall mean the 2019 novel coronavirus caused by the SARS-CoV-2 virus.

“De-Minimis” shall have the meaning ascribed to it under Section 1(i) of Schedule III (Limitations of Liability);

“Debt Agreements” shall have the meaning ascribed to it under Section 7.1 of Part B (Business Warranties) of Schedule II (Warranties);

“Director” means a director on the Board of a company;

“Disclosed Information” shall mean all facts, information and/or matters which are:

(i)any information disclosed with sufficient clarity for a reasonable purchaser to ascertain the relevance and impact of such disclosures in the Closing Disclosure Letter;

(ii)disclosed in the Charter Documents of each of the Group Companies;

(iii)any information disclosed (with sufficient clarity for a reasonable purchaser to ascertain the relevance and impact of such disclosures) in the Accounts;

(iv)Publicly available information on Company’s website and Ministry of Corporate Affairs portal; and

(v)Any information disclosed (with sufficient clarity for a reasonable purchaser to ascertain the relevance and impact of such disclosures) in information and/or documents relating to the Group Companies provided to the Purchaser and its representatives in writing (including electronic mail) during Due Diligence as recorded and made available to the Purchaser on a cloud storage available at [***] and [***] in all cases prior (1) one to the date of this Agreement;

“Drugs & Cosmetics Act” shall mean the Drugs & Cosmetics Act, 1945 as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder, including the Drugs & Cosmetics Rules, 1945 and the Cosmetics Rules, 2020, as applicable;

“Eligible Claim” shall have the meaning ascribed to it under Section 1(i) of Schedule III (Limitations of Liability);

“Encumbrance” shall mean:
(i)any mortgage, charge (whether fixed or floating), pledge, equitable interest, lien, hypothecation, assignment, deed of trust, title retention, security interest, encumbrance of any kind securing or conferring any priority of payment in respect of any obligation of any Person;
(ii)any proxy, power of attorney, voting trust, contract, interest, option, right of other Persons, right of set off, right of first offer, refusal or Transfer restriction in favour of any Person;
(iii)any adverse claim as to title, possession or use, conditional sale contract, co-sale contract, trust (other title exception of whatsoever nature), including any adverse judgement, order or ruling of any court or arbitral tribunal;
(iv)any obligation of any Person including any right granted by a transaction which, in legal terms, is not the granting of the security but which has an economic or financial effect similar to the granting of security under Applicable Law; and

(v)a contract, whether conditional or otherwise, to give or refrain from giving any of the foregoing;
and the term “Encumber” shall be construed accordingly;

“Environmental Laws” shall have the meaning ascribed to it under Section 15.1 of Part B (Business Warranties) of Schedule II (Warranties);

“Financial Year” shall mean the period of 12 (twelve) months commencing from the 1st of April of a calendar year and ending on the 31st of March of the following calendar year, or any other period adopted by the relevant Person as its accounting year;

“Fire Prevention Act” shall mean the Gujarat Fire Prevention and Life Safety Measures Act, 2013 and the rules and regulations notified by Governmental Authorities pursuant thereto;

“First Closing Date” shall mean the same date as the Execution Date of this Agreement, which shall occur upon consummation of the First Closing.

“Foreign Exchange Regulations” shall mean the Foreign Exchange Management Act, 1999 and the rules, regulations, policies, circulars, notifications and guidelines notified or issued by Governmental Authorities pursuant thereto, (including the Foreign Exchange Management (Non-debt Instruments) Rules, 2019) along with other applicable foreign investment laws;

“Fundamental Warranties” shall mean the Authority Warranties and the Selling Shareholders Warranties referred to in Section 1 (Title to Sale Shares) of Part A (Selling Shareholders Warranties) of Schedule II;

“Government Approval” shall have the meaning ascribed to it under Clause 2.2;

“Government” or “Governmental Authority” shall mean: (a) any supra-national, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (b) any agency or instrumentality of any of the authorities referred to in clause (a) above; (c) any regulatory or administrative authority, body or other similar organisation, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law; or (d) any court or tribunal having jurisdiction, any other judicial, quasi-judicial, regulatory authority, or arbitrator(s);

“Government Official” shall mean any officer, employee or other person acting in an official capacity on behalf of (a) any Governmental Authority; (b) any company, business or instrumentality that is owned or Controlled by a Governmental Authority; (c) any political party, as well as candidates for political office; and (d) immediate family members of any persons identified herein;
“Group” or “Group Companies” shall mean the Company and its Subsidiaries;

“GST” shall mean the goods and service tax pursuant to the GST Act;
“GST Act” shall mean Central Goods and Services Tax Act, 2017, Integrated Goods and Services Tax Act, 2017 and the specific Goods and Services Tax Act of all the respective Indian States, including the rules, regulations, notifications and circulars issued thereunder;
“Hazardous Materials” shall mean any substance, material or waste which is regulated or is subject to liability because of its adverse effect or potential adverse effect on public health or the environment, including any substance, material or waste that is defined as hazardous, toxic or dangerous, or as a pollutant or contaminant, under any Environmental Laws, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radon, mold, urea formaldehyde and polychlorinated biphenyls;

“IBC” means the Insolvency and Bankruptcy Code of India, 2016 as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“Indian GAPP or “Indian Accounting Standards” shall mean the Indian Accounting Standards as prescribed under the Companies (Accounting Standards) Rules, 2021;

“Indebtedness” shall mean, as applied to any Person, without duplication: (i) all obligations of such Person for borrowed money (including all obligations for principal, interest, penalties, fees, expenses, thereunder) or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by a note, bond, debenture, letter of credit, draft, debt security or similar instrument; (iii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with Indian Accounting Standards; (iv) notes payable and drafts accepted representing extensions of credit; (v) all obligations of such Person upon which interest charges are customarily paid; (vi) liabilities under any derivative instrument, including any interest rate or commodity protection agreement, future agreement, option agreement, swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates or prices; (vii) all obligations of such Person under conditional sale, deferred purchase price of property relating to property acquired by such Person, if applicable; (viii) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right to be secured by) any Encumbrances on the property of such Person; and (ix) all guarantees in respect of the items set forth in (i) through (viii) above;

“Indemnification Event” shall have the meaning ascribed to it under Clause 6.1 and Clause 6.2;

“Indemnified Parties” shall have the meaning ascribed to it under Clause 6.1 and Clause 6.2;

“Indemnifying Party” shall mean Selling Shareholder namely Kalpesh A Patel and referred to it under Clause 6.1;

“Indemnifying Parties” shall mean both Selling Shareholder namely Kalpesh A Patel and Punita K Patel and referred to it under Clause 6.2;“Information” shall have the meaning ascribed to it under Clause 9.1;

“INR” or “Rupees” or “Rs.” shall mean Indian rupees, being the lawful currency of India;

“Insolvency Event” in relation to any Person shall mean, any corporate action, legal Proceedings or other procedure or step is taken in relation to:

(i)the suspension of undisputed payments, a moratorium of any Indebtedness (excluding moratoriums permitted by Law on account of the COVID-19 pandemic, if any), winding-up, dissolution, administration, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Person and such action has been admitted by a court of competent jurisdiction;

(ii)a composition, compromise, assignment or arrangement with any creditor of the Person;

(iii)the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Person or any of their respective assets by the competent Governmental Authority;

(iv)attachment, enforcement or distress of any security interest over any assets of the Person;

(v)initiation or commission of an act of insolvency (including making a petition or application for insolvency) in relation to the Person;

(vi)any analogous procedure is taken in any jurisdiction, or any other event occurs which would, under any Applicable Law, have a substantially similar effect to any of the events listed in sub-paragraphs (i) to (v) above;

(vii)the service of a demand notice or invoice demanding payment by an operational creditor (as defined in the IBC) on the Person under section 8 of the IBC which is:

(a)not settled fully and unconditionally; or

(b)in respect of which the Person has not demonstrated the existence of a pre-existing dispute or pending Proceeding in accordance with the provisions of the IBC; or

(c)the Person provides a confirmation that the same is being disputed in good faith, within 10 (ten) days of receipt of such notice;

(viii)the admission of any application by the National Company Law Tribunal to initiate corporate insolvency resolution process against the Person; or

(ix)the passage of a resolution by the members of the Person to initiate a voluntary liquidation process in relation to the Person under the IBC;

“Insurance Policies” shall have the meaning ascribed to it under Section 19.1 of Part B (Business Warranties) of Schedule II (Warranties);

“Intellectual Property” shall mean and include (i) patents, copyrights, designs, trademarks, trade names, service marks, service names, domain names, websites, including all contents of the websites, trade dress, corporate names, both primary and secondary; (ii) trade secrets, proprietary information and knowledge, technology, databases (electronic or otherwise), copyrights (if any), licenses and, franchisees, know-how, inventions, processes, systems, computer software, data, reports, instructions, source code, machine code, documentation, manuals, algorithms, flow-charts, diagrams, drawings, notes, exploitation of any present or future technologies; (iii) other confidential information, including proposals, financial and accounting data, business and marketing plans, customer and supplier lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research; and (iv) any advertising or other promotional and related information and any databases (containing any of the foregoing, and formulas, or rights with respect thereto), which may subsist anywhere in the world, including registrations and applications for registration of any of the foregoing in any jurisdiction and the rights to apply for the same, including domain name registrations and trademark applications;

“IT Act” shall mean the (Indian) Income Tax Act, 1961 along with any rules thereto, as amended from time to time;

“Kotak Facilities” shall mean the financing facilities availed by the Company from Kotak Mahindra Bank Limited from time to time, the Term Loan and Otherfacilities availed under the Master Facility Agreeemnt dated 11th July 2018 and supplemental agreements thereof from time to time including bank guarantees availed from Kotak Mahindra Bank Limited in relation to security to be provided to customs authorities for an amount of INR 9,95,00,000(Nine Crore Ninety Five lacs Only)and Sanction letter dated 23rd June 2021 for ECGLS loan;

“Lenders” shall mean all persons to whom the Company owes any Indebtedness;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal, guarantor or surety;

“Loss” or “Losses” shall mean any and all, and in each case actual and direct (including through third party) losses, damages, liabilities, Taxes, demands, settlements, assessments, actions, claims, Proceedings, judgments, awards, fines, penalties, interests, fees (including any reasonable legal, expert, accounting or advisory fees and expenses, and costs and expenses of investigation, defense and enforcement of this Agreement), costs, charges and expenses, but shall exclude any indirect losses or consequential losses which are indirect in nature (including punitive, special and/or remote losses, loss of future revenues or loss of goodwill or business reputation);

“Marketing Authorizations” means the grant of all necessary permits, registrations, (including abbreviated new drug applications (“ANDA”)), authorizations, licenses and approvals (or waivers) required for the commercialization of the licensed products for use in the field and in the territory or country including any regulatory approval for selling and/or marketing;

“Material Adverse Effect” shall mean any event, occurrence, change, condition, development, fact, effect or circumstance that, individually or when aggregated with all other events, occurrences, changes, conditions, developments, facts or effects is or would reasonably be expected to have a material adverse effect on: (a) the business, operations, assets (whether tangible or intangible), liabilities, results of operations, condition (financial or otherwise) or prospects of the Group or the Business having a financial, impact of more than INR 50,00,000 (Rs. Fifty Lacs Only) (b) the legality, validity, binding nature or enforceability of any Transaction Document or any rights of the Purchaser therein, in each case vis-à-vis the Selling Shareholders and the Company; or (c) the ability of any of the Promoters, the Company or the Selling Shareholders to perform the transactions contemplated under the Transaction Documents or the performance of their respective obligations hereunder or thereunder.

“Material Contracts” shall mean (a) any agreement or arrangement (including items referred to in subitems (c),(d),(e,(g),(i) and (j) of any Group Company that has a value or commitment in excess of INR 20,00,000 (Indian Rupees Twenty Lacs); (b) any contract that binds any Group Company with any non-competition obligations or exclusivity arrangements or similar restrictions; (c) contracts relating to equipment or property leases, Intellectual Property license agreement or other contracts or agreements relating to Intellectual Property; (d) any agreement that cannot be cancelled or terminated by any Group Company upon less than thirty (30) days’ notice; (e) any Related Party Contracts; (f) contracts with any Governmental

Authorities; (g) contracts for any settlement arrangements under which any Group Company has outstanding or ongoing obligations; (h) contracts for indemnification of guaranty with respect to a Group Company’s services or products, other than in the ordinary course of business; (i) contract that obligation a Group Company to develop any drug, product or compound; or (j) contracts that relate to the acquisition of any business, real property, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

“Net Worth” shall mean aggregate value of the paid-up share capital, including equity, Securities premium account, capital redemption reserve, foreign currency translation reserve and debit or credit balance of profit and loss account as per the audited balance sheet of the Company;

“Non-Liable Persons” shall have the meaning ascribed to it under Clause 12.14;

“Order” shall mean any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority;
“Parties” shall mean the Promoters, Selling Shareholders, the Purchaser and the Company, collectively, and each shall mean a “Party”;
“Person” shall include an individual, sole proprietorship, partnerships (whether limited or unlimited, registered or unregistered), company, body corporate, Hindu undivided family, joint venture, society, trust, estate, unincorporated or unregistered associations of persons, Governmental Authority, or other entity; in each case whether or not having a separate legal or juristic personality;

“Plants” shall mean manufacturing facility situated at survey number 168/1/1,Pipan,Sanad,Dist Ahmedabad-382110,Gujarat
“Premises” shall have the meaning ascribed to it under Section 15.1 of Part B (Business Warranties) of Schedule II (Warranties);
“Previous Agreements” shall have the meaning ascribed to it under Clause 3.3;
“Proceeding(s)” includes all suits, civil and criminal actions, legal proceedings, mediations, arbitration proceedings, investigations or inquiries brought by or before any Governmental Authority;
“Products” means any products developed, manufactured (including through third party manufacturers), labelled, tested, marketed, promoted or distributed by the Group Companies (whether directly or through third parties);
“Promoters” shall mean Mr. Kalpesh A Patel (hereinafter referred to as KAP) and Smt. Punita Kalpesh Patel (hereinafter referenced to as PKP) collectively and each shall mean a “Promoter”;

“Purchaser DP Account” shall mean the demat account in the name of the Purchaser having the following details: [***]

“Related Party” shall have the meaning ascribed to it under the Companies Act and applicable Indian GAPP and shall include Affiliates and “relatives” (as such term is defined in the Companies Act);

“Related Party Contract” shall have the meaning ascribed to it under Section 14.1 of Part B (Business Warranties) of Schedule II (Warranties);

“Released Parties” shall have the meaning ascribed to it under Clause 3.4

“Releasing Parties” shall have the meaning ascribed to it under Clause 3.4

“Relevant Persons” shall mean, in relation to any Person, its respective directors, officers, employees, and any other Persons acting on behalf of any of it, and in relation to the promoters, any Persons acting on behalf of them;

“Relevant Portion” shall mean, with respect to a Selling Shareholder, the portion of the Sale Consideration, set across such Selling Shareholder’s name, in Schedule IV (Share Transfer Details);

“Relevant Sale Shares” shall have the meaning ascribed to it under Clause 2.2

“Sale Consideration” shall have the meaning ascribed to it under Clause 2.3/2.4;

“Sale Shares” shall mean Shares of the Company held by the Selling Shareholders as set out adjacent to such Selling Shareholders’ names in Schedule IV (Share Transfer Details), constituting 100% (One Hundred percent) of the Share Capital of the Company on the First Closing Date and Second Closing Date;
“Second Closing Date” shall mean the date that is no more than thirty (30) days from the receipt of Government Approval referred to Clause 2.2;
“Section 281 Opinion” shall mean an opinion from any senior chartered accountants firm confirming about status of Tax proceedings,if any against the Selling Shareholders that may render the sale and purchase of any of the Sale Shares void or voidable under section 281 of the IT Act in relation to the transaction under this Agreement;

“Securities” shall mean Shares or other securities of any class or nature, including securities which are mandatorily or optionally convertible into or exchangeable or exercisable for Share Capital and each of them shall be referred to as a “Security”;

“Selling Shareholders” shall mean the Promoters selling the Sale Shares to the Purchaser, as listed in Schedule I and Schedule IV (Share Transfer Details), pursuant to and in accordance with this Agreement;

“Selling Shareholder Warranties” shall mean the warranties set out in Part A (Selling Shareholder Warranties) of Schedule II (Warranties);

“Shares” shall mean the fully paid-up equity shares of the Company;
“Share Capital” shall mean the total issued and paid-up equity share capital of the Company;
“Subsidiary” has the meaning ascribed to the term under the Companies Act; the term “Subsidiaries” shall be correspondingly construed;

“Tax”, “Taxes” or “Taxation” shall mean all forms of taxation, duties, levies and imposts of any kind whatsoever in any jurisdiction, including corporate income tax, any other form of withholding tax, value added tax, central sales tax, customs and central excise duties, capital gains tax and other legal transaction taxes, stamp duty, dividend distribution tax, Securities transaction tax, real estate taxes, goods and services tax, cesses, gross receipts taxes, employment taxes, alternative or minimum taxes, other municipal, provincial, state or local taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, whether disputed or not, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person;

“Tax Authority” shall mean any Governmental Authority which administers or seeks to impose any Taxes in any jurisdiction;

“Tax Return” shall mean any report, return, statement, claim for refund, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof;
“Third Party Claim” shall have the meaning ascribed to it under Clause 6.6.3;

“Transaction” shall have the meaning ascribed to such term under Recital D;

“Transaction Documents” shall mean this Agreement, the Closing Disclosure Letter, and any other documents to be executed pursuant to and/or simultaneously with this Agreement and shall include the schedules or annexures or appendices to any of the aforesaid, including the certificates and confirmation letters issued pursuant to this Agreement;
“Transfer” (including with correlative meaning, the terms “Transferred”, “Transferred by” and “Transferability”) shall mean to, directly or indirectly, sell, gift, give, assign, transfer, transfer of any interest in trust, alienate, or grant a security interest in, or suffer to exist (whether by operation of Law otherwise) any Encumbrance on, any Securities or any right, title or interest therein or otherwise dispose of in any manner whatsoever (including by derivate contracts) voluntarily or involuntarily and whether or not conditional;
“Valuation Certificate” shall mean a valuation certificate in respect of the Sale Shares issued by a chartered accountant, certifying the price of the Sale Shares prepared in accordance with the Income Tax Act;
“Warranties” shall mean:
(i)the Selling Shareholder Warranties; and
(ii)the Business Warranties;
in each case, in accordance with the terms of this Agreement.

1.2Interpretation

Unless the context of this Agreement otherwise requires:
(a)any reference to Promoters or Selling Shareholders is deemed to include every Person forming part of the Promoters.
(b)words of any gender are deemed to include those of any other gender and words using the singular or plural number also include the plural or singular number, respectively;
(c)References to Recitals, Clauses, Annexures, Appendices or Schedules are, unless the context otherwise requires, references to Recitals, Clauses, Annexures, Appendices or Schedules to this Agreement;

(d)Headings, sub-headings, titles, and sub-titles to clauses, sub-clauses, sections and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules hereto and shall be ignored in construing the same;
(e)reference to any legislation or law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;
(f)reference to the word “include” shall be construed without limitation;
(g)Recital and Schedules hereto shall constitute an integral part of this Agreement;
(h)no provisions of this Agreement shall be interpreted in favour of, or against, any party to this Agreement by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;
(i)unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of such period is not a Business Day; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day;
(j)time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;
(k)reference to days, months and years are to calendar days, calendar months and calendar years, respectively (unless otherwise specified in the Agreement);
(l)references to “writing”, “written” and comparable terms means printing, typing and other means of reproducing words (including electronic media) in a visible form but shall exclude text messages via mobile communication devices;
(m)the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;
(n)the terms “ordinary course” or “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the relevant Group Company, consistent with the past practice of such Group Company;
(o)all references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;
(p)the words “directly or indirectly” and “directly and/ or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” and “direct and/ or indirect” shall have the correlative meanings, respectively;
(q)references to the knowledge, information, belief or awareness of a Selling Shareholder shall mean the actual or constructive knowledge, information, belief or awareness of such person in relation to the Selling Shareholder Warranties, after examining all relevant information and conducting due and careful inquiry, by the Selling Shareholder;
(r)references to the knowledge, information, belief or awareness of the Company shall mean the actual or constructive knowledge, information, belief or awareness of the Promoters and of (i) of the Company, after examining all relevant information and after conducting due and careful inquiry, by all of such persons;
(s)any word or phrase defined in the body of this Agreement as opposed to being defined in Clause 1.1 shall have the meaning assigned to such term in such definition throughout this Agreement, unless the contrary is expressly stated or the contrary clearly appears from the context; and
(t)if any provision in Clause 1 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.
2.ACQUISITION AND CONSIDERATION
2.1Subject to the provisions of this Agreement, each of the Selling Shareholders hereby agrees to sell to the Purchaser the number of Sale Shares set out adjacent to such Selling Shareholder’s name in Part C of Schedule IV (Share Transfer Details) (“First Closing Sale Shares”) constituting seventy-four percent (74%) of all outstanding Shares of the Company, and the Purchaser hereby agrees to purchase from each of the Selling Shareholders, the First Closing Sale Shares free and clear from all Encumbrances, and with all rights, title and interests attached or accruing to them with effect from the First Closing Date.
2.2Subject to Approval from the Government under Foreign Exchange Regulations and subject to provisions of this Agreement (the “Government Approval”), each of the Selling Shareholders hereby agrees to sell to the Purchaser the number of Sale Shares set out adjacent to such Selling Shareholder’s name in Part D of Schedule IV (Share Transfer Details) (“Second Closing Sale Shares” and together with the First Closing Sale Shares, the “Relevant Sale Shares”), constituting the remaining twenty-six percent (26%) Shares of the Company and the Purchaser hereby agrees to purchase from each of the Selling Shareholders, the Second Closing Sale Shares free and clear from all Encumbrances, and with all rights, title and interests attached or accruing to them with effect from the Second Closing Date.
2.3Consideration

Subject to the other provisions of this Agreement, the consideration payable by the Purchaser to the Selling Shareholders for the purchase of the Sale Shares referred to in Part C of Schedule IV (Share Transfer Details) shall be an amount of Share equal to INR 50 per Sale Share, aggregating to INR 37,03,70,000 (the “First Closing Sale Consideration”).
2.4Subject to Clause 2.2 above and other provisions of this Agreement, the consideration payable by the Purchaser to the Selling Shareholders for the purchase of the Sale Shares referred to in Part D of Schedule IV (Share Transfer Details)

shall be an amount equal to INR 50 per Sale Share, aggregating to INR 13,01,30,000 (the “Second Closing Sale Consideration”).

2.5(i) Purchaser will infuse funds in the Company as unsecured loans to repay Promoters unsecured interest free loans of INR Rs 301,14,48,500 on the First Closing Date.
(ii)Purchaser or its Affiliates will infuse funds in the Company as unsecured loans to repay INR Rs. 105,80,76,500 to Selling Shareholders towards their unsecured interest free loans on the Second Closing Date.
2.6It is agreed between the Parties that payment towards acquisition of the Second Closing Sale Shares referred to in Clause 2.2 and repayment of unsecured loan to Selling Shareholders of INR 118,82,06,500 referred to in Clause 2.5(ii) will be made within thirty (30) days from the date of receipt of approval from Government being the Second Closing Date.
2.7Subject to Indemnities referred to in Clause 6 and Warranties referred to in Schedule II, it is agreed between the Parties that Control of the Company is taken over on as is where is basis.
3.CLOSING

Each Closing shall take place at the registered office of the Company or such other place as may be mutually agreed in writing by the Selling Shareholders and the Purchaser or remotely via exchange of documents and signatures in PDF format or by facsimile on a date to be mutually agreed to by the Parties hereto. The Parties will treat each Closing as on the First Closing Date or the Second Closing Date, as applicable.

3.1On the First Closing Date:

(a)the Selling Shareholders shall confirm to the Purchaser that, except to the extent disclosed in the Disclosed Information and Closing Disclosure Letter (other than Fundamental Warranties), the Warranties are true and correct as of the First Closing Date, all covenants required to be complied with by the Selling Shareholders and/or the Company hereunder before the First Closing have been complied with in all material respects, and no Material Adverse Effect has occurred;
(b)the Purchaser shall transfer an amount equal to the Sale Consideration in the respective Relevant Portions to the designated bank accounts of the Selling Shareholders set out in Part A of Schedule IV (Share Transfer Details);
(c)each Selling Shareholder shall issue a delivery instructions slip to its depositary participant (as set out in Part A of Schedule IV (Share Transfer Details)) instructing the depositary participant to transfer the Relevant Sale Shares to the Purchaser DP Account, and provide the Purchaser a copy of such delivery instruction slip, duly acknowledged by the depositary participant;

(d)The Purchaser shall infuse funds into the Company by way of an unsecured loans amounting to INR 301,14,48,500 repayment of Selling Shareholder unsecured interest free loan;

(e)The Company shall repay an amount of INR 301,14,48,500 to the Selling Shareholder constituting seventy-four percent (74%) of the total outstanding amount of the unsecured interest free loans availed by the Company from the Selling Shareholder;

(f)The Purchaser shall infuse funds into the Company by way of an unsecured loans amounting to INR 206,32,68,999 for repayment of loan(including Pre Payment Charges of INR 2,36,00,000) to Kotak Mahindra Bank Limited;
(g)The Company shall repay the outstanding amount of INR 206,32,68,999 (including Pre Payment Charges of INR 2,36,00,000) under the Kotak Facilities,;
(h)following the completion of actions specified in sub-Clauses (a) to (c) above, the Company shall:
(i)hold a meeting of the Board and of its members to pass the Closing Resolutions;

(ii)update the Company’s register of directors to record the change in Directors of the Company as set out in the Closing Resolutions;
(iii)update the Company’s register of members/index of beneficial owners and register of share transfers to record the sale of the Sale Shares to the Purchaser; and

(iv)issue the certified true copies of the Closing Resolutions to the Selling Shareholders and the Purchaser.

(i)The Selling Shareholders shall deliver to the Purchaser the Section 281 Opinion;
(j)Each of the Selling Shareholders shall deliver to the Purchaser, a copy of the holding statement from their respective depository participants’ online portal reflecting the holding of the Sales Shares in such Selling Shareholder’s demat account;
(k)The Company shall have obtained written no objection from Kotak Mahindra Bank Limited in respect of the consummation of the Transaction as required under the Kotak Facilities and shall have provided evidence of repayment of the loan;
(l)The Company shall have obtained a valuation certificate, prepared by an independent chartered accountant under section 56(2)(x) and section 50CA of the IT Act;
(m)The payment of the Sale Consideration by Purchaser is subject to withholding tax under section 194Q of the IT Act on the sale of Sale Shares by the Selling Shareholders.
(n)The Selling Shareholders l have transferred the movable assets to the Company as mutually agreed between the Parties which are owned by the Selling Shareholders or to their Affiliates but used by the Company.

(o)The Company shall provide sufficient proof for termination of that certain agreement with Taafi Pharma dated 30th July 2021 prior to the First Closing Date;
(p)The Company and the Purchaser shall enter into a Transition Services Agreement concurrently on the First Closing Date whereby the Company will provide certain services to the Purchaser during the transition period.
3.2On the Second Closing Date:

(a)the Selling Shareholders shall confirm to the Purchaser that, the Warranties relating to the Fundamental Warranties are true and correct as of the Second Closing Date;
(b)the Purchaser shall transfer an amount equal to the Sale Consideration in the respective Relevant Portions to the designated bank accounts of the Selling Shareholders set out in Part B of Schedule IV (Share Transfer Details);
(c)each Selling Shareholder shall issue a delivery instructions slip to its depositary participant (as set out in Part B of Schedule IV (Share Transfer Details)) instructing the depositary participant to transfer the Relevant Sale Shares to the Purchaser DP Account, and provide the Purchaser a copy of such delivery instruction slip, duly acknowledged by the depositary participant;
(d)The Purchaser shall infuse funds into the Company by way of an unsecured loans amounting to INR 105,80,76,500 repayment of Selling Shareholder unsecured interest free loan;

(e)The Company shall repay an amount of INR 105,80,76,500 to the Selling Shareholder constituting Twenty Six percent (26%) of the total outstanding amount of the unsecured interest free loans availed by the Company from the Selling Shareholder;

(f)following the completion of actions specified in sub-Clauses (a) and (b) above, the Company shall:
(i)hold a meeting of the Board and of its members to pass the Closing Resolutions.;

(ii)update the Company’s register of directors to record the change in Directors of the Company as set out in the Closing Resolutions to the extent relevant referred to in sub clauses (i) and (ii);
(iii)update the Company’s register of members/index of beneficial owners and register of share transfers to record the sale of the Sale Shares to the Purchaser; and

(iv)issue the certified true copies of the Closing Resolutions to the Selling Shareholders and the Purchaser.

(g)Each of the Selling Shareholders shall deliver to the Purchaser a copy of the holding statement from their respective depository participants’ online portal reflecting the holding of the Sales Shares in such Selling Shareholder’s demat account;
(h)The Company shall have obtained a valuation certificate, prepared by an independent chartered accountant under section 56(2)(x) and section 50CA of the IT Act;
(i)The payment of Consideration by Purchaser is subject to withholding tax under section 194Q of the IT Act or as amended from time to time on the sale of Sale Shares by the Selling Shareholders.
3.3The Company, the Purchaser and the Selling Shareholders shall not be obliged to perform their respective obligations in respect of the First and Second Closing unless the Selling Shareholders and the Company, or the Purchaser, as the case may be, comply with their respective obligations under Clause 3.1 and 3.2. The Selling Shareholders shall not be obliged to perform their obligations in respect of the Closing unless the Purchaser complies with its obligations under Clause 3.1 and 3.2.

3.4The Selling Shareholders agree that, subject to and with effect from First and Second Closing they (and their Affiliates) shall be deemed to have irrevocably and unconditionally released, waived and discharged, for all purposes, any and all of their respective rights (whether contractual or otherwise), claims and losses (in law or in equity), of any nature, whether known or unknown, fixed or contingent, direct or indirect, that the Selling Shareholders or any of their Affiliates, or their respective assigns and successors (collectively, the “Releasing Parties”) may have against any Group Company or any of the directors, officers, employees, shareholders, agents, assigns and successors of such Group Company from time to time (collectively, the “Released Parties”), in relation to any and all claims and all amounts payable and/or due in respect of any event prior to the Closing Date and arising from or relating to such Group Company’s obligations and all Liabilities arising out of or in relation to, any past events, actions, inactions, omissions or activities or any contract entered into between any Releasing Party and any Released Party prior to the Closing Date (the “Previous Agreements”), whether asserted by any Releasing Party or any Person or entity on behalf of any Releasing Party or by any successor, assignee or transferee of any Releasing Party and that such Previous Agreements. The Selling Shareholders confirm that there are no pending claims under any such Previous Agreements by or against any Group Company.

4.ACTIONS SUBSEQUENT TO FIRST CLOSING DATE

4.1The Company shall, and the Purchaser shall procure that the Company shall, have intimated the relevant Governmental Authorities in writing of the change in Control of the Company pursuant to the Transaction in accordance with the Drugs & Cosmetics Act or any other Applicable Laws.
4.2The Selling Shareholder, Kalpesh A Patel will execute sale deeds in respect lands owned by him bearing Survey Numbers 174/3, 174/2b, 212/3, 212/1, 213/1A, 212/4, 212/2/2, 212/2/1 and 213/1B admeasuring appro.71226 square yards located at Pipan, Sanand, Gujarat in favour of Purchaser and/or its Affiliates free from all charges and encumbrances at a fair value of INR Rs 32 crore (Indian Rupees Thirty Two Crore) within a reasonable period of time after such date but not beyond thirty (30) days from the First Closing Date.
4.3The Purchaser shall cause the Company to and the Company shall within later of (i) three (3) months from completion of the Second Closing; or (ii) ten (10) months from the Execution Date, (i) cease to use the Puniska trademark owned by the Promoter in any manner; (ii) change the name of the Company to remove the trademark Puniska from its existing name; and (iii) cease to use the Puniska name for any purpose whatsoever. However, Selling Shareholder, Punita K Patel agrees to allow Purchaser to use Puniska trademark in the name of Group Companies including any regulatory requirement on royalty free basis for the above referred period. Parties can mutually agree in writing to change this period.
4.4The Purchaser shall cause the Company and the Company shall within reasonable period but not later than 90 days from the First Closing Date surrender Puniska.com domain name to Selling Shareholder, Kalpesh A Patel, who owns the same. Selling Shareholder, Kalpesh A Patel has agreed to allow Purchaser to use Puniska.com domain name for electronic mails or any other purpose on royalty free basis for the above referred period. Parties can mutually agree in writing to change this period.
4.5Selling Shareholders shall deliver to the Purchase Closing Disclosure Letter within 15 days from the First Closing date. It is also agreed by Parties that such Closing Disclosure letter shall not include any liability which is not disclosed on the date of this agreement for an amount exceeding INR 50,00,000(Indian Rupees Fifty Lacs),which will not be treated as Disclosed Information for the purpose of this agreement.
4.6The Purchaser will make an application to Government under Foreign Exchange Regulations to acquire remaining 26 percent Equity shares within 30 days from the date of First Closing.
5.REPRESENTATIONS AND WARRANTIES

5.1As of the date of this Agreement and as of each Closing Date:

(i)the Selling Shareholders, jointly and severally, represent and warrant to the Purchaser, with respect to all the Selling Shareholders;

(ii)the Selling Shareholders, jointly and severally, represent and warrant to the Purchaser, with respect to the Company; and

(iii)the Purchaser represents and warrants to each of the other Parties;

that (“Authority Warranties”):

(a)such Party, if a body corporate, is duly incorporated or organized, solvent and existing under the laws of the jurisdiction of its incorporation or organisation and has full power to conduct its business as conducted at the date of this Agreement;

(b)such Party has the full power and authority to enter into, execute and deliver this Agreement and all other Transaction Documents to which such Party is a party and to perform the transactions contemplated hereby and thereby;

(c)this Agreement and (when executed) any other Transaction Document to which such Party is a party constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with their respective terms;

(d)the execution, delivery and performance of this Agreement and (when executed) any other Transaction Document to which such Party is a party by such Party and the consummation of the transactions contemplated hereby and thereby do not:

(i)violate any provision of its Charter Documents, if such Party is a body corporate;
(ii)conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under or entitle any counterparty to terminate, modify or otherwise cancel, any contract to which such Party is a party or by which such Party’s assets are bound; or

(iii)violate any Applicable Law, including any Order against, or binding upon, such Party or upon its respective Securities, properties or businesses;

(e)the execution, delivery and performance by such Party of this Agreement and (when executed) any other Transaction Document to which it is a party does not require any Approval or notification from any Governmental Authority, except as specifically provided in this Agreement; and
(f)there are no Actions or Orders pending against such Party which would reasonably be expected to adversely affect such Party’s ability to duly perform this Agreement or (when executed) any other Transaction Document to which it is a party or the enforceability of this Agreement or (when executed) any other Transaction Document to which it is a party against such Party.
5.2The Selling Shareholders hereby, jointly and severally, represent and warrant to the Purchaser with respect to the Selling Shareholders that, except to the extent disclosed in the Disclosed Information and Closing Disclosure Letter (other than Fundamental Warranties), each of the representations and warranties set out in Part A (Selling Shareholder Warranties) of Schedule II (Warranties), is true, accurate and not misleading as on the First Closing Date,.
5.3The Selling Shareholders hereby, jointly and severally, represent and warrant to the Purchaser with respect to Company that except to the extent disclosed in the Disclosed Information and Closing Disclosure Letter (other than Fundamental Warranties), each of the representations and warranties set out in Part B (Business Warranties) of Schedule II (Warranties), is true, accurate and not misleading as on the Execution Date, and shall be true, accurate and not misleading as on the First Closing Date.

5.4The Selling Shareholders acknowledge that the Purchaser, in entering into this Agreement, are relying on the Warranties provided by the Selling Shareholders in accordance with this Agreement. The Purchaser acknowledges that the Selling Shareholders, in entering into this Agreement, are relying on the warranties provided by the Purchaser in accordance with this Agreement.
5.5Each of the Warranties shall be construed as a separate and independent warranty.
5.6Other than the Warranties, which are expressly set forth in this Agreement, none of the Parties make any representation or warranty of any kind to the other Parties, whether express or implied, by fact or Law.

5.7Without prejudice to the rights of the Indemnified Parties to claim indemnification under Clause 6 for a breach of a Warranty that may otherwise have occurred, it is agreed that no Warranty provided by the Selling Shareholders and the Company under this Agreement is made as to, and all liability is disclaimed by the Selling Shareholders and the Company in relation to, any assumptions, forecast, projections and/or statements as to future performance or events.
6.INDEMNITY

6.1From and after the First Closing Date, the Selling Shareholder Kalpesh A Patel, (“Indemnifying Party”) shall indemnify, defend and hold harmless the Purchaser and/or any Affiliate(s) of the Purchaser (including, following the First Closing Date, the Group Companies), and its and their respective directors, officers, and employees and for the purposes of the Indemnifying Party’s Tax-related indemnities, the Purchaser and the ‘principal officer’ under the IT Act (referred to collectively as the “Indemnified Parties”), from and against any and all Losses suffered or incurred by any of the Indemnified Parties in relation to, arising out of, or otherwise in connection with (“Indemnification Events”):
(a)any breach, misrepresentation or inaccuracy of information in relation to the Selling Shareholders Warranties and/or the Business Warranties that was in the reasonable knowledge of the Selling Shareholder and was concealed by them from the Purchaser and which results in a Material Adverse Effect on the Purchaser, the Company or any Group Companies;
(b)the breach or violation of any of Selling Shareholders’ covenants or agreement contained in this Agreement or in any Transaction Document;
(c)any unknown liabilities (not disclosed by Selling Shareholders or the Company) which results in a Material Adverse Effect on the Purchaser, the Company or any Group Company.
6.2From and after the First Closing Date, the Selling Shareholders, Kalpesh A Patel and Punita K Patel, jointly and severally (“Indemnifying Parties”) shall indemnify, defend and hold harmless the Purchaser and/or any Affiliate(s) of the Purchaser (including, following the First Closing Date, the Group Companies), and its and their respective directors, officers and employees(referred to collectively as the “Indemnified Parties”), from and against any and all Losses suffered or incurred by any of the Indemnified Parties in relation to, arising out of, or otherwise in connection with any fraud on the part of the Company or Selling Shareholders with respect to the Business or any Group Company or in connection with any breach, misrepresentation or inaccuracy of any of the Fundamental Warranties (“Indemnification Events”).

6.3 The Indemnifying Party or Parties agree that in the event that any of the Indemnified Parties makes any claim against any or all of the Indemnifying Party or Parties, the Indemnifying Party or Partiesshall not pursue any claim, seek damages, indemnities, reimbursements or contribution of any kind from the Group Companies or any of their respective current or former directors, officers, employees, agents and representatives in respect of such claim.
1.4The indemnification rights of the Indemnified Party or Parties hereunder shall, following the Closing, be the sole monetary remedy of the Indemnified Parties under this Agreement; provided, that the Parties agree that the indemnification rights of the Indemnified Parties pursuant to this Clause 6 shall be in addition to and not exclusive of, and shall be without prejudice to, any rights and remedies of

Indemnified Parties at equity or under Applicable Law in relation to seeking specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.
6.5Any indemnification payments payable by an Indemnifying Party or Parties to an Indemnified Party pursuant to this Clause 6 shall be made without withholding or deduction of any Tax, except to the extent otherwise required under Applicable Law. If any withholding or deduction is required to be made under Applicable Law or if any Tax is payable by the Indemnified Party in respect of indemnification payments, the Indemnifying Parties shall gross up such payment such that the net amount received by the Indemnified Party equals the full amount of its indemnification entitlement assuming no such deduction or withholding been required to be made or no Tax was payable on such amounts.
6.6Claim Process
6.6.1The Indemnified Party or Parties shall inform the Indemnifying Party or Parties on knowledge of the occurrence of any Indemnification Event for which indemnification may be sought under Clause 6.1 and Clause 6.2. The claim shall set out the claim details, relevant documentation/information (to the extent available with the Purchaser) and the amount due (including its computation) to the Indemnified Parties under this Clause 6 (to the extent such information is reasonably available to the Indemnified Parties) (“Claim Notice”). Any dispute in relation to the this shall be settled in accordance with the procedure set out in Clause 11.
6.6.2     Claims for indemnity specified in a Claim Notice under this Clause 6 shall be paid by the Selling Shareholders within a period of 45 (forty-five) days of receipt of the Claim Notice.
6.6.3     If any claim for indemnification under this Clause 6 resulting from or in connection with a claim from a third party (each a “Third Party Claim”), the Indemnifying Party or Parties shall, at their cost and expenses (including all legal and other costs and expenses), have the right to control the defense of such Third Party Claim upon payment of any amount required to be paid to the Indemnified Parties in accordance with the Claim Notice. The Indemnifying Party or Parties shall pay any future amounts that become due and payable in respect of such Third Party Claim.

6.6.4In the event a Governmental Authority requires any amount to be paid by the Indemnified Party in relation to and/or during the pendency of the Third Party Claim, including any deposit or security, such amount shall be duly paid by the Indemnifying Party or Parties such that the Indemnified Parties do not go out of pocket for such amounts.

6.7To the extent the payment by the Indemnifying Party or Parties of any indemnification payment pursuant to this Clause 6 is subject to the receipt of any Approvals (including from Governmental Authorities), the Indemnifying Party or Parties, as applicable, shall be responsible for obtaining all such Approvals and shall make all applications and take all reasonable steps required to obtain the same, so as to ensure that such indemnification payments are made to the Indemnified Parties within the time period stipulated in this Agreement for making such payments. Provided that, the time required to obtain such Approvals shall not be counted towards calculation of the time periods stipulated in this Clause 6 for making such payments.

6.8In the event the payment to any Indemnified Parties and/or a nominee of Indemnified Parties requires prior Approval from any Governmental Authority under Applicable Law, the Indemnifying Party or Parties shall provide all reasonable assistance to the Indemnified Parties in this regard and vice versa.
6.9From and after the First Closing Date, the Purchaser (and the Company) shall indemnify, defend and hold harmless the Selling Shareholder, Kalpesh A Patel, from any Loss arising out of any action taken by Purchaser and Company relating to the Business of the Company for a period of one year in an amount not to exceed INR Rs 1,00,00,000(Indian Rupees One Crore).

6.10Limitation of Liability- Not withstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Indemnifying Party or Parties and the liability of the Indemnifying Party or Parties in respect of any claims arising out of this Agreement shall be subject to the limitations of liability to the extent relevant and applicable as set out in Schedule III (Limitations of Liability);
7.NOTICES

7.1Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party hereto by: (i) hand delivery, registered post, or courier service of repute at its address; or (ii) email at its email address set out below (or such other address, and email address as the addressee has by 5 (five) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered: (i) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (ii) if sent by post or courier within the same country, 5 (five) days or upon proof of delivery being received by the sender, whichever is earlier; (iii) if sent by email, upon completion of 48 (forty eight) hours from the confirmation of receipt of transmission.

7.2The initial notice details for the parties hereto for the purposes of the Agreement are:

If to the Company:

Name        :Puniska Healthcare Private Limited
Address    :[***]
Attention    : Kalpesh A Patel
Email        : [***]

If to the Purchaser:

Name        : Amneal Pharmaceuticals Private Limited
Address    :[***]
Attention    : Sanjay Jain
E-mail        : [***]

If to KAP

Name    : KALPESH A PATEL
Address    :[***]                 .
Attention    : Kalpesh A Patel
Email        :[***]

If to PKP

Name        : PUNITA K PATEL
Address    : [***]
Attention    : Punita K Patel
[***]        :

8.TERMINATION

8.1This Agreement may be terminated at any time by mutual written consent of the Parties.

8.2Save and except as provided in Clause 12.9 (Survival), and in respect of liabilities that may have accrued in respect of the Parties prior to termination, in the event of termination of this Agreement pursuant to this Clause 8, all further obligations of the Parties hereto under this Agreement shall terminate without further liability or obligation of any of the Parties.
9.CONFIDENTIALITY

9.1Except to the extent (i) authorized by Purchaser, (ii) required by Law or any legal process, or (iii) necessary in performing Selling Shareholders’ obligations under this Agreement, none of Selling Shareholders will, directly or indirectly, at any time after the First Closing Date, use or exploit, or disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information of the Business or any Group Company. As used herein, the term “Confidential Information” shall mean any and all information about any Group Company or relating to the trade secrets of any Group Company and the Business, in each case whether or not disclosed to Selling Shareholders or whether or not known by Selling Shareholders a consequence of or through its relationship with the Company or any Group Company, if in each case such information is not publicly available (other than through a breach by Selling Shareholders of this Clause 9.1). Selling Shareholders each acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: trade secrets, intellectual property, products, services, drug formulations and manufacturing methods, human trial data, pre-clinical trial data, clinical trial data, client and partner lists (including names, addresses and telephone numbers), purchasing criteria of the Group Companies, business plans, methods and procedures, accounting data, compensation and human resources information, marketing strategies, new product and services developments, price lists and pricing strategies, contract forms, business and financial models, electronic and other files, and financial data regarding the Business and the Group Companies.

9.2Unless otherwise required by Applicable Law (and in that event only if time does not permit), at all times prior to or following the First Closing Date, Purchaser and Selling Shareholders shall consult with each other before issuing any press release or public announcements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement without the written approval of the other Party. Announcements or other disclosures concerning the transactions contemplated by the Transaction Documents shall be made by any Party in a form mutually agreed by both relevant Parties, if required under Applicable Law. The Purchaser and the Selling Shareholders shall consult with each other in advance in connection with the content and timing of any announcement to be made in accordance with this Clause 9.2; provided that, nothing contained above shall restrict or limit in any manner the Purchaser from making any announcements or other disclosures as may be required by Applicable Law or by any Governmental Authority. In such event, the Purchaser shall use reasonable efforts to consult with the Selling Shareholders in advance on the form, content and timing of such announcement and/or disclosure, but shall not be bound thereby.

10.GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of India. Subject to Clause 11, courts at Ahmedabad shall have exclusive jurisdiction in relation in relation to all matters arising out of or in connection with the matters contemplated under this Agreement.

11.DISPUTE RESOLUTION
11.1Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered in accordance with the Indian Arbitration and Reconcilaition Act,1996 and Rules thereunder for the time being in force, which rules are deemed to be incorporated in reference to this Clause 11.
11.2The seat and the venue of arbitration, shall be Ahmedabad.
11.3The claimant(s) shall nominate 1 (one) arbitrator and the respondent(s) shall, nominate 1 (one) arbitrator. The 2 (two) party-nominated arbitrators will then attempt to agree for a period of 15 (fifteen) days, in consultation with the parties to the arbitration, upon the nomination of the third arbitrator who shall be the presiding arbitrator of the tribunal, barring which the Court in India shall select the third arbitrator (or any arbitrator that the claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).
11.4The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.
11.5The decision of the arbitral tribunal shall be final and binding on all the Parties.
12.MISCELLANEOUS

12.1No Partnership: The Parties do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership Law. The Parties do not intend to be partners to one another or partners as to any third party, or create any fiduciary relationship amongst themselves. To the extent that any Party, by word or action, represents to another Person that any other Party is a partner or that the Company is a partnership, the party making such representation shall be liable to the other Parties that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including towards any investigative, legal or other expenses incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

12.2No Agency: No Party shall act as an agent of the other Party or have any authority to act on behalf of any other Party, except to the extent set out herein.

12.3Independent Rights: The rights of the Parties hereto under this Agreement is independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

12.4Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original as against the Party that signed it and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts. This Agreement shall be effective upon delivery of one executed counterpart from each Party to the other parties. The delivery of executed signature pages by facsimile or email transmission that includes a copy of the signature(s) of the sending party(ies) is as effective as signing and delivering the counterpart in person.

12.5Amendment/Modification: No modification or amendment of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.
12.6Assignment: No Party shall assign or transfer, either in whole or in part, any of their rights and obligations under this Agreement to any Person, except that the Purchaser is permitted: (i) to assign any of its rights, liabilities or obligations under this Agreement to any of its Affiliates or in connection with a sale of all or substantially all of its assets or in connection with a merger or similar transaction; and (ii) to collaterally assign its rights (but not its obligations) under this Agreement to any lender providing financing to the Purchaser, in each case, without any consent from and the prior written notice to the other Parties to this Agreement. Notwithstanding the foregoing, no such assignment by the Purchaser shall: (i) expand the scope of the Selling Shareholders’ respective obligations under any of the applicable Transaction Documents, in each case, as exists immediately prior to such assignment; (ii) create any additional liabilities on any of the Selling Shareholders, in each case, as they exist immediately prior to such assignment; (iii) adversely affect the validity of any covenant and/or representation and warranty provided by any Selling Shareholder in any of the applicable Transaction Documents, in each case, as existing immediately prior to such assignment; and/or (iv) prejudice any Selling Shareholder’s indemnity obligations and liabilities pursuant to the applicable Transaction Documents, in each case, as existing on the date immediately prior to such assignment.
12.7Waiver: No waiver of any provision of this Agreement or consent to any departure from it by any Party shall be effective unless it is in writing signed by the Party giving such wavier or consenting to such departure. A waiver or consent shall be effective only for the purpose for which it is given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct.
12.8Severability: Each provision under this Agreement shall be treated as a separate provision and shall be severally enforceable as such in the event of any other provision being or becoming, or being declared by a court of competent jurisdiction to be illegal, invalid or unenforceable in whole or in part. Any such illegal, invalid or unenforceable provision shall be deemed to be deleted from this Agreement and such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered. Further, the Parties shall negotiate in good faith to agree upon one or more provisions to be substituted for such deleted provision, which provisions shall, as nearly as practicable, leave the Parties in the same or nearly similar position to that which prevailed prior to such invalidity, illegality or unenforceability.

12.9Survival: The termination of this Agreement shall be without prejudice to any rights or obligations accrued to or in respect of the Parties prior to the date of termination and shall not release any Party from any liability that at the time of termination has already accrued, or which thereafter may accrue in respect of any act or omission taken or suffered prior to or on such termination. The provisions set forth in Clauses 1 (Definitions and Interpretation) (to the extent relevant to the survival of the following Clauses), 7 (Notices), 8 (Termination), 9 (Confidentiality), 10 (Governing Law), 11 (Dispute Resolution), and 12 (Miscellaneous) hereof shall remain in effect following the expiry or termination of this Agreement or any part thereof.
12.10Entire Agreement: This Agreement and the other Transaction Documents shall supersede all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents, and this Agreement and the other Transaction Documents, together with any amendments or modifications thereof, along with the Annexures, Appendices and Schedules contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.
12.11Costs and Expenses: Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. Any stamp duty payable on this Agreement and the transfer of the Sale Shares shall be borne by the Purchaser.
12.12Cooperation:

Each of the Parties hereto shall cooperate with the others and execute and deliver to the others such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, give effect to and confirm their rights and intended purpose of this Agreement and to cause the fulfilment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

12.13 Further Acts: Each of the Parties undertakes to execute, do and take all such reasonable steps as may be in their respective powers to execute, do and take or procure to be executed, taken or done and to execute all such further documents, agreements and deeds and do all further acts, deeds, matters and things as may be reasonably required to give effect to the provisions of this Agreement.
12.14 Benefits of Agreement:
This Agreement and the respective rights and obligations of the Parties under this Agreement shall enure to the benefit of and be binding on their respective successors, heirs, executors, administrators and permitted assigns, as the case may be. The Parties agree that nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties hereto any rights or remedies by reason of this Agreement or any transaction contemplated by this Agreement, except that the provisions of Clause 6 shall be for the benefit of each of the Indemnified Parties. Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of the Purchaser, any current or future direct or indirect shareholder, member, general or limited partner, controlling Person or other beneficial owner of the Purchaser or any such Affiliate of the Purchaser, any of their respective members, partners, controlling Persons, directors, officers, employees, consultants, accountants, legal counsel, advisors, agents, investors, funding sources and other representatives, or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Applicable Law or by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Person against any Non-Liable Person, in equity or at law, in contract, tort or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of the Purchaser under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Non-Liable Person shall be an express third-party beneficiary of, and shall be entitled to directly enforce, this Clause.
12.15 Specific Performance:

Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Clause 12.15 shall be in addition to, and not in lieu of, any other remedies that the parties may be permitted to pursue under the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNED AND DELIVERED for and on behalf of Amneal Pharmaceuticals Pvt. Ltd., duly represented through its authorized representative ____________________________ Name: Designation:

This signature page belongs to the share purchase agreement amongst APPL and KAP, PKP and PHPL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNED AND DELIVERED for and on behalf of Puniska Healthcare Pvt. Ltd.., duly represented through its authorized representative

____________________________

Name:

Designation:

This signature page belongs to the share purchase agreement amongst APPL AND KAP, PKP AND PHPL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNED AND DELIVERED by Kalpesh A. Patel

____________________________

This signature page belongs to the share purchase agreement amongst APPL AND KAP, PKP AND PHPL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNED AND DELIVERED by Punita K. Patel

____________________________

This signature page belongs to the share purchase agreement amongst APPL AND KAP, PKP AND PHPL